Exhibit 10.1

Rachael Rothman

1695 Wellesley Knoll

Keswick, Virginia 22947

Dear Rachael,

On behalf of Apple Fund Management, LLC, a Virginia limited liability company and its affiliates (the “Company”), I am presenting you with this letter agreement (this “Agreement”) in connection with your resignation from the Company.

1.     Effective December 6, 2019 (“Separation Date”), you will resign from your position as Executive Vice President and Chief Financial Officer of Apple Hospitality REIT, Inc., as well as all of the offices, directorships, appointments, and other positions you hold with the Company and all of its parents, subsidiaries, and affiliates (collectively, “Affiliates”). You will continue to receive (or have received) your salary and benefits and other regular compensation through the Separation Date. You will receive your final paycheck in the gross amount of $7,292.00 on the next regular payday following the Separation Date. You acknowledge that, as of the date you sign this Agreement, you have been paid all compensation and benefits owed (other than your final paycheck if you have not yet received it), and that except as expressly provided in this Agreement, you are not entitled to any further compensation, monies, or other benefits as a result of your employment, including, for the avoidance of doubt, any compensation and benefits under the Executive Severance Pay Plan or the Executive Incentive Plan.

2.     Additionally, if you sign and do not revoke this Agreement within the time period set forth below, the Company will provide or cause to be provided the following benefits to you: (i) a lump sum payment of $1,575,000 (which represents the sum of twelve (12) months of your base salary plus your targeted incentive compensation for one year), less applicable taxes and withholdings, which will be paid to you within sixty (60) days following the Separation Date and (ii) upon determination in March 2020, the Company will pay you a lump sum payment (less applicable taxes and withholdings) of the amount you would have earned and that would have vested, as of December 31, 2019, under the 2019 Executive Incentive Plan, however it will not include any portion of the incentive plan that would vest after December 31, 2019. You acknowledge that your entitlement to receive these benefits (the “Separation Benefits”) is subject to your execution and non-revocation of this Agreement within the time period set forth below, and that you are not entitled to the Separation Benefits absent your execution and non-revocation of this Agreement. You acknowledge that once you have received the Separation Benefits, you are not entitled to and will not seek any additional compensation for your service as an employee of the Company or any of its Affiliates.

3.     In exchange for the Separation Benefits, you agree, on behalf of yourself and all others who could assert a claim on your behalf, to release the Company, its Affiliates, and each of their past, present, or future officers, directors, members, employees, agents, counsel, consultants, auditors, contractors, successors and assigns (the “Company Releasees”) from any and all claims, whether

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Apple Fund Management ● 814 East Main Street ● Richmond, Virginia 23219 ● 804-344-8121

● 804-344-8129 Fax

known or unknown, arising out of or in connection with any event occurring or existing on or before the date you sign this Agreement, including claims under federal, state, or local law, including claims relating to your employment, and including claims under the Age Discrimination in Employment Act (“ADEA”). You agree, without limiting the generality of the above release, not to file any claim or lawsuit seeking monetary recovery or other relief for you based on any claims that are lawfully released in this Agreement, and you represent and warrant that no such claims are pending. You also agree to assist the Company with transition of your responsibilities and to comply with other reasonable post-employment requests. Notwithstanding the foregoing, you are not releasing (a) any right to enforce this Agreement; (b) any claims for unemployment compensation, workers compensation benefits or other rights or claims that may not be released by this Agreement as a matter of law; or (c) any rights you may have to indemnification under the charter or bylaws of the Company or any coverage provided by the Company’s Directors and Officers insurance. You represent and understand that the foregoing is a GENERAL RELEASE. You agree that nothing in this Agreement may be construed as an admission of liability by the Company Releasees.

4.     You acknowledge that during employment, you learned and came into contact with certain confidential and/or proprietary information and trade secrets of the Company and its Affiliates (collectively, “Confidential Information”). You acknowledge that Confidential Information may be in any form (tangible or intangible) and includes without limitation trade secrets, confidential personnel information, financial data, financial statements, long range or short range plans or projections, budgets, financing and credit-related information, business strategies and methods, costs, or other data and information concerning the Company, that the Company has not previously disclosed to the public, and any confidential information of others provided to the Company. You agree that Confidential Information is and shall remain the exclusive property of the Company or its Affiliates, and you shall not disclose to any person or entity, use for your own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by an officer of the Company in writing. You agree to return and represent that you have returned to the Company, and are no longer in possession of, all information, property, and supplies belonging to the Company or its Affiliates, including all Confidential Information.

5.     You further agree that you will not at any time disparage the Company or its Affiliates or their respective products, services, directors, officers, or employees.

6.     Nothing in this Agreement prohibits either party from engaging in activities that may not be prohibited by private agreement, such as (1) filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or similar agency (but you may not recover remuneration for filing such a charge); (2) reporting possible violations of law to or participating in an investigation of a governmental agency or self-regulatory organization as a whistleblower or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award); or (3) making truthful statements in any legal or administrative proceeding, as required by a subpoena or similar process, or as required by law.

7.     Pursuant to the ADEA, you acknowledge and understand that you (1) have read and understand this Agreement and sign it voluntarily and without coercion; (2) are being advised to consult an attorney prior to signing this Agreement and have had a full opportunity to do so; (3) have twenty-one (21) calendar days from the date you received this Agreement, December 23, 2019 will be 21 days, to consider, sign, and return the Agreement to Justin Knight at 814 East Main Street, Richmond, VA 23219, and if you sign before the end of the twenty-one (21) day period, you have done so

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Apple Fund Management ● 814 East Main Street ● Richmond, Virginia 23219 ● 804-344-8121

● 804-344-8129 Fax

voluntarily; and (4) have seven (7) calendar days after signing this Agreement to revoke it by providing written notice of revocation to Justin Knight at the above contact information no later than 11:59 p.m. on the seventh calendar day after you signed this Agreement. You further understand that if you revoke this Agreement, it is null and void and of no force or effect on either you or the Company. This Agreement is not effective or enforceable until after the seven (7) day period expires without revocation.

8.     This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. It may be executed in counterparts, and electronic signatures will suffice as original signatures. This Agreement is the entire agreement between you and the Company as to its subject matter. You acknowledge that you are solely responsible for payment of taxes owed by you as a consequence of this Agreement. This Agreement is binding on and inures to the benefit of each party, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by you without the Company’s written consent. You agree that in the event any portion of this Agreement (other than the general release in Paragraph 3 above) is adjudged invalid or enforceable, the remaining portions of this Agreement shall remain in full force and effect.

Rachael, I thank you for your service to the Company and wish you the best in your future endeavors.

Sincerely,

/s/ Justin Knight

Justin Knight

Accepted and Agreed

  /s/ Rachael Rothman

Rachael Rothman

  12/5/19

Date

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Apple Fund Management ● 814 East Main Street ● Richmond, Virginia 23219 ● 804-344-8121

● 804-344-8129 Fax